As filed with the Securities and Exchange Commission on February 23, 2018

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ENBRIDGE INC.

(Exact Name of Registrant as Specified in its Charter)

Canada
(State or other jurisdiction of incorporation or organization)

None
(I.R.S. Employer Identification No.)

200, 425 — 1st Street S.W.
Calgary, Alberta, Canada T2P 3L8
Telephone Number: 1-403-231-3900

(Address and telephone number of Registrant’s principal executive offices)

Valorie Wanner
Enbridge (U.S.) Inc.
5400 Westheimer Court
Houston, Texas 77056
Telephone Number: (713) 627-5818
(Name, address and telephone number of agent for service)

Copies to:

Robert E. Buckholz Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004 Telephone Number: (212) 558-4000	Tyler W. Robinson Vice President & Corporate Secretary Enbridge Inc. 200, 425 — 1st Street S.W. Calgary, Alberta, Canada T2P 3L8 Telephone Number: 1-403-231-3900

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Shares	46,536,511	$35.32	$1,597,288,954.83	$198,862.47

(1)          Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, based on the average of the high and low sales prices per share of our common shares on February 20, 2018, as reported on the New York Stock Exchange.

PROSPECTUS

ENBRIDGE INC.

DIVIDEND REINVESTMENT AND SHARE PURCHASE PLAN

The Dividend Reinvestment and Share Purchase Plan (the “Plan”) of Enbridge Inc. (the “Corporation”) permits registered holders of common shares of the Corporation (“Common Shares”) to purchase additional Common Shares by reinvesting all of the cash dividends paid on the Common Shares and also by making optional cash payments of up to Cdn$5,000 per quarter.

The price of the Common Shares purchased under the Plan with reinvested dividends will be 98% of the weighted average of the trading prices for the Common Shares on the Toronto Stock Exchange (the “TSX”) on the five trading days preceding a dividend payment date. The Directors may, in their sole discretion, at any time, with effect at the time of declaration of the next dividend payment, determine to change the Plan by changing or eliminating the then-applicable discount. The price for Common Shares purchased under the Plan with optional cash payments will be 100% of the weighted average of the trading prices for the Common Shares on the TSX on the five trading days preceding the relevant dividend payment date.

The Plan is available to every registered holder of Common Shares. The Common Shares purchased under the Plan will, at the option of the Corporation, be issued directly from the treasury of the Corporation or be purchased in the open market on a stock exchange. All administrative expenses will be paid by the Corporation.

The Corporation’s common shares are listed on the New York Stock Exchange (the “NYSE”) and the TSX under the symbol “ENB”. Certain series of the Corporation’s preference shares are listed on the TSX. On February 22, 2018, the last reported sales price of our common shares on the NYSE was US$33.48 per share and the last reported sales price of our common shares on the TSX was Cdn$42.57 per share.

All enquiries relating to the Plan should be addressed to: AST Trust Company (formerly CST Trust Company), P.O. Box 4229, Station A, Toronto, Ontario M5W 0G1 (Telephone: 1-416-682-3860 or toll free 1-800-387-0825).

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The enforcement by investors of civil liabilities under United States federal securities laws may be affected adversely by the fact that the Corporation is incorporated under the laws of Canada, that at certain points in time, most of its officers and directors may be residents of Canada, that some of the experts named in this prospectus are residents of Canada, and that all or a substantial portion of the assets of the Corporation and said persons are located outside the United States.

Investing in the Common Shares involves certain risks. To read about certain factors you should consider before buying the Common Shares, see “Risk Factors” section on page 8 of this prospectus and on page 40 of our annual report on Form 10-K for the year ended December 31, 2017, which is incorporated by reference herein.

This prospectus is dated February 23, 2018

The Corporation has not authorized anyone to provide any information or to make any representations other than as contained or incorporated by reference in this prospectus. The Corporation takes no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The information contained or incorporated by reference in this prospectus is accurate as of the dates of the applicable documents. Our business, financial condition, results of operations and prospects may have changed since the applicable dates. When this prospectus is delivered or sale pursuant to this prospectus is made, we are not implying that the information is current as of the date of the delivery or sale.  You should not consider any information in this prospectus or in the documents incorporated by reference herein to be investment, legal or tax advice. We encourage you to consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding an investment in our Common Shares under the Plan.

ABOUT THIS PROSPECTUS

In this prospectus, unless otherwise specified or the context otherwise requires, all dollar amounts are expressed in Canadian dollars or Cdn$. “U.S. dollars” or “US$” means lawful currency of the United States. Unless otherwise indicated, all financial information included in this prospectus is determined using U.S. generally accepted accounting principles. Unless the context otherwise requires, all references in this prospectus to “Enbridge”, the “Corporation”, “we”, “us” and “our” mean Enbridge Inc. and its subsidiaries, partnership interests and joint venture investments.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference into this prospectus, contain both historical and forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”), and Section 21E of the U.S. Securities Exchange Act of 1934, as amended (the “U.S. Exchange Act”), and forward-looking information within the meaning of Canadian securities laws (collectively, “forward-looking statements”). This information has been included to provide readers with information about the Corporation and its subsidiaries and affiliates, including management’s assessment of the Corporation’s and its subsidiaries’ future plans and operations. This information may not be appropriate for other purposes. Forward-looking statements are typically identified by words such as “anticipate”, “expect”, “project”, “estimate”, “forecast”, “plan”, “intend”, “target”, “believe”, “likely” and similar words suggesting future outcomes or statements regarding an outlook. Forward-looking information or statements included or incorporated by reference in this Prospectus include, but are not limited to, statements with respect to the following: expected earnings before interest, income taxes and depreciation and amortization (“EBITDA”); expected earnings/(loss); expected earnings/(loss) per share; expected future cash flows; expected performance of the Liquids Pipelines, Gas Transmission and Midstream, Gas Distribution, Green Power and Transmission, and Energy Services businesses; financial strength and flexibility; expectations on sources of liquidity and sufficiency of financial resources; expected costs related to announced projects and projects under construction; expected in-service dates for announced projects and projects under construction; expected capital expenditures; expected equity funding requirements for the Corporation’s commercially secured growth program; expected future growth and expansion opportunities; expectations about the Corporation’s joint venture partners’ ability to complete and finance projects under construction; expected closing of acquisitions and dispositions; estimated future dividends; recovery of the costs of the Canadian portion of the Line 3 Replacement Program (the “Canadian L3R Program”); expected expansion of the T-South System and Spruce Ridge Program; expected capacity of the Hohe See Expansion Offshore Wind Project; expected costs in connection with Line 6A and Line 6B crude oil releases; expected effect of Aux Sable Consent Decree; expected future actions of regulators; expected costs related to leak remediation and potential insurance recoveries; expectations regarding commodity prices; supply forecasts; expected use of proceeds; expectations regarding the impact of the acquisition by the Corporation, effective February 27, 2017, of all the outstanding common stock of Spectra Energy Corp (the “Merger Transaction”) including the combined Corporation’s scale, financial flexibility, growth program, future business prospects and performance; impact of the Canadian L3R Program on existing integrity programs; the sponsored vehicle strategy; dividend payout policy; dividend growth and dividend payout expectation; expectations on impact of hedging program; and expectations resulting from the successful execution of the Corporation’s 2018-2020 Strategic Plan.

Although the Corporation believes these forward-looking statements are reasonable based on the information available on the date such statements are made and processes used to prepare the information, such statements are not guarantees of future performance and readers are cautioned against placing undue reliance on forward-looking statements. By their nature, these statements involve a variety of assumptions, known and unknown risks and uncertainties and other factors, which may cause actual results, levels of activity and achievements to differ materially from those expressed or implied by such statements. Material assumptions include assumptions about the following: the expected supply of and demand for crude oil, natural gas, natural gas liquids (“NGL”) and renewable energy; prices of crude oil, natural gas, NGL and renewable energy; exchange rates; inflation; interest rates; availability and price of labor and construction materials; operational reliability; customer and regulatory approvals; maintenance of support and regulatory approvals for the Corporation’s projects; anticipated in-service dates; weather; the realization of anticipated benefits and synergies of the Merger Transaction; governmental legislation; acquisitions and the timing thereof; the success of integration plans; impact of the dividend policy on the Corporation’s future cash flows; credit ratings; capital project funding; expected EBITDA; expected earnings/(loss); expected earnings/(loss) per share; expected future cash flows; and estimated future dividends. Assumptions regarding the expected supply of and demand for crude oil, natural gas, NGL and renewable energy, and the prices of these commodities, are material to and underlie all forward-looking statements, as they may impact current and future levels of demand for the Corporation’s services. Similarly, exchange rates, inflation and interest rates impact the economies and business environments in which the Corporation operates and may impact levels of demand for the Corporation’s services and cost of inputs, and are therefore inherent in all forward-looking statements. Due to the interdependencies and correlation of these macroeconomic factors, the impact of any one assumption on a forward-looking statement cannot be determined with certainty, particularly with respect to the impact of the Merger Transaction on the Corporation, expected EBITDA, earnings/(loss), earnings/(loss) per share, or estimated future dividends. The most relevant assumptions associated with forward-looking statements on announced projects and projects under construction, including estimated completion dates and expected capital expenditures, include the following: the availability and price of labor and construction materials; the effects of inflation and foreign exchange rates on labor and material costs; the effects of interest rates on borrowing costs; the impact of weather; and customer, government and regulatory approvals on construction and in-service schedules and cost recovery regimes.

The Corporation’s forward-looking statements are subject to risks and uncertainties pertaining to the impact of the Merger Transaction, operating performance, regulatory parameters, dividend policy, project approval and support, renewals of rights of way, weather, economic and competitive conditions, public opinion, changes in tax laws and tax rates, changes in trade agreements, exchange rates, interest rates, commodity prices, political decisions, and supply of and demand for commodities, including but not limited to those risks and uncertainties discussed in this prospectus and in documents incorporated by reference into this prospectus. The impact of any one risk, uncertainty or factor on a particular forward-looking statement is not determinable with certainty as these are interdependent and the Corporation’s future course of action depends on management’s assessment of all information available at the relevant time. Except to the extent required by applicable law, the Corporation assumes no obligation to publicly update or revise any forward-looking statements made in this prospectus or otherwise, whether as a result of new information, future events or otherwise. All subsequent forward-looking statements, whether written or oral, attributable to the Corporation or persons acting on the Corporation’s behalf, are expressly qualified in their entirety by these cautionary statements.

WHERE YOU CAN FIND MORE INFORMATION

The Corporation is subject to the information requirements of the U.S. Exchange Act, and in accordance therewith files reports and other information with the Securities and Exchange Commission (the “SEC”). Such reports and other information are available on the SEC’s website at www.sec.gov. Prospective investors may read and copy any document the Corporation has filed with the SEC at the SEC’s public reference room in Washington, D.C. and may also obtain copies of those documents from the public reference room of the SEC at 100 F Street, N.E., Washington, D.C. 20549 by paying a fee. Additionally, prospective investors may read and download some of the documents the Corporation has filed with the SEC’s Electronic Data Gathering and Retrieval system at www.sec.gov. Reports and other information about the Corporation may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

The Corporation has filed with the SEC under the U.S. Securities Act, a registration statement on Form S-3 relating to the Common Shares and of which this prospectus forms a part. This prospectus does not contain all of the information set forth in such registration statement, certain items of which are contained in the exhibits to the registration statement as permitted or required by the rules and regulations of the SEC. Statements made in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and in each instance, for a complete description of the applicable contract, agreement or other document, reference is made to the exhibits available on the SEC’s website at www.sec.gov.

INCORPORATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” into this prospectus the information in documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded to constitute a part of this prospectus.

We incorporate by reference the documents listed below and all documents which we subsequently file with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with the SEC rules) pursuant to Section 13(a), 13(c), 14, or 15(d) of the U.S. Exchange Act until the termination of the offering of the Common Shares under this prospectus:

•                  Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed on February 16, 2018 (the “Annual Report”).

Copies of the documents incorporated herein by reference may be obtained, upon written or oral request, without charge from the Corporate Secretary of Enbridge, Suite 200, 425 - 1st Street S.W., Calgary, Alberta, T2P 3L8 (telephone 1-403-231-3900). You may also request copies of these documents upon payment of a duplicating fee by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Documents that we file with or furnish to the SEC are also available on the website maintained by the SEC (www.sec.gov). This site contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The information on that website is not part of this prospectus.

THE CORPORATION

Enbridge is a North American energy infrastructure company with strategic business platforms that include an extensive network of crude oil, liquids and natural gas pipelines, regulated natural gas distribution utilities and renewable power generation assets. The Corporation delivers an average of 2.8 million barrels of crude oil each day through its Mainline and Express Pipeline, and accounts for approximately 65% of United States-bound Canadian crude oil exports. The Corporation also moves approximately 20% of all natural gas consumed in the United States, serving key supply basins and demand markets. The Corporation’s regulated utilities serve approximately 3.7 million retail customers in Ontario, Quebec and New Brunswick. The Corporation also has interests in more than 2,500 megawatts of net renewable power generation capacity in North America and Europe.

Enbridge is a public company trading on both the Toronto Stock Exchange and the New York Stock Exchange under the symbol “ENB”. The Corporation was incorporated under the Companies Ordinance of the Northwest Territories on April 13, 1970 and was continued under the Canada Business Corporations Act on December 15, 1987. Enbridge’s principal executive offices are located at Suite 200, 425 - 1st Street S.W., Calgary, Alberta, Canada T2P 3L8, and its telephone number is 1-403-231-3900.

RISK FACTORS

Investment in the Common Shares is subject to various risks.  Before deciding whether to invest in any Common Shares, in addition to the other information included in, or incorporated by reference into, this prospectus, you should carefully consider the risk factors contained in Item 1A under the caption “Risk Factors” and elsewhere in the Annual Report, which is incorporated by reference into this prospectus, as updated by our annual or quarterly reports for subsequent fiscal years or fiscal quarters that we file with the SEC and that are so incorporated. See “Where You Can Find More Information” for information about how to obtain a copy of these documents.

USE OF PROCEEDS

The Corporation will only receive proceeds under the Plan if Common Shares are issued from the treasury of the Corporation rather than being purchased in the open market on a stock exchange. If Common Shares are issued from treasury pursuant to the Plan, the proceeds received by the Corporation from time to time will be added to the general funds of the Corporation to be used for general corporate purposes, which may include reducing outstanding indebtedness and financing capital expenditures, investments and working capital requirements of the Corporation. The Corporation may invest funds that it does not immediately require in short-term marketable debt securities.

DIVIDEND REINVESTMENT AND SHARE PURCHASE PLAN

The Dividend Reinvestment and Share Purchase Plan (the “Plan”), which was last amended February 14, 2018, enables holders of record of common shares of the Corporation (“Common Shares”) to purchase additional Common Shares by reinvesting all of the cash dividends paid on the Common Shares and also by making optional cash payments of up to Cdn$5,000 per quarter, in both cases without incurring brokerage or other transaction expenses. Common Shares distributed under the Plan will, at the option of the Corporation, be issued directly from the treasury of the Corporation or be purchased on a stock exchange. The declaration of dividends to the holders of Common Shares is at the discretion of the Board of Directors of the Corporation. Dividends in respect of the Corporation’s Common Shares have generally been paid on March 1, June 1, September 1 and December 1 of each year.

The following constitutes only a summary of some features of the Plan. If any interpretation of the Plan is required, the text of the Plan shall govern.

Price

The price of the Common Shares purchased on behalf of a registered holder of Common Shares who participates in the Plan (a “Participant”) with reinvested dividends will be 98% of the weighted average of the trading prices for the Common Shares on the TSX on the five trading days preceding a dividend payment date. The Directors may, in their sole discretion, at any time, with effect at the time of declaration of the next dividend payment, determine to change or eliminate the then-applicable discount; provided, however, that the price at which the Common Shares will be issued under the Plan will not be lower than 95% of the weighted average of the trading prices for the Common Shares on the TSX on the five trading days preceding the next dividend payment.

Optional cash payments by holders of record of up to Cdn$5,000 per quarter will be used to purchase Common Shares under the Plan at a price equal to 100% of the weighted average of the trading prices for the Common Shares on the TSX on the five trading days preceding a dividend payment date.

The term “trading day”, means a day on which not less than 500 Common Shares were traded through the facilities of the TSX.

Benefits to Participants

The following are certain of the benefits to Participants in the Plan:

1.                                      There are no brokerage commissions or service charges for Common Shares purchased through the Plan. All administration costs of the Plan will be paid by the Corporation.

2.                                      Full reinvestment of dividends is achieved since the Plan permits fractions of Common Shares and dividends in respect of such fractions to be credited to a Participant’s account.

3.                                      All Common Shares purchased under the Plan will be held for the Participant’s account by AST Trust Company, as successor to CST Trust Company (the “Trustee”), as trustee on behalf of the Participant. The Trustee will provide a statement to the Participant following each dividend payment date.

4.                                      Participation in the Plan may be terminated by a Participant at any time (but no more than once per year) subject to the notice and settlement requirements in the Plan.

Participation

If your Common Shares are registered in your name:

Except as described below, a registered holder of Common Shares is eligible at any time to participate in the Plan with respect to all of the Common Shares registered in such holder’s name by completing the applicable enrolment form, as provided by the Trustee or the Corporation from time to time (an “Enrolment Form”), and sending it to the Trustee.

If your Common Shares are not registered in your name:

A beneficial owner of Common Shares whose shares are not registered in his or her own name may participate in the Plan after having those shares transferred into his or her own name or into a specific segregated registered account. A beneficial owner whose shares are held in a specific segregated registered account, such as a numbered account with a bank, trust company or broker, may request that entity, subject to any restriction imposed by such entity, to enroll such account in the Plan with respect to those shares.

Participation

Once a shareholder has enrolled in the Plan, participation continues automatically unless terminated in accordance with the terms of the Plan. (See “Termination of Participation” below.)

Under the Plan, registered holders of Common Shares may direct the Trustee to reinvest cash dividends on all of the Common Shares registered in a particular name or manner, and to apply optional cash payments of up to Cdn$5,000 per quarter, to purchase new Common Shares.

A registered holder of Common Shares will become a Participant in the Plan as of the first dividend record date following receipt by the Trustee of a properly completed Enrolment Form provided that the Enrolment Form is received not later than five business days before such dividend record date. If an Enrolment Form is received by the Trustee less than five business days before the record date for a particular dividend, that dividend will be paid to the shareholder in the usual manner and participation in the Plan will commence with the next dividend. Dividend record dates for the Common Shares have generally been on February 15, May 15, August 15 and November 15 in each year. Notice of the record date and payment date for any particular dividend is published in the financial press at least seven days before the record date.

A Participant should note that Common Shares acquired outside of the Plan which are not registered in exactly the same name or manner as Common Shares enrolled in the Plan will not be automatically enrolled in the Plan. A Participant purchasing additional Common Shares outside of the Plan is advised to contact the Trustee to ensure that all Common Shares owned by it are enrolled in the Plan.

Method of Purchase

Cash dividends payable on Common Shares registered for a Participant in the Plan, after deduction of any applicable withholding tax, will be paid to the Trustee and applied automatically by the Trustee on each dividend payment date to the purchase of Common Shares for that Participant.

A Participant’s account will be credited with the number of Common Shares, including fractions computed to three decimal places, which is equal to the aggregate amount of the cash dividends after the deduction of any applicable withholding tax, reinvested for such Participant divided by the applicable purchase price. Full reinvestment of dividends under the Plan is possible because fractions of Common Shares, as well as whole Common Shares, are credited to a Participant’s account. The rounding of any fractional interest is determined by the Trustee using such methods as it deems appropriate in the circumstances.

Optional Cash Payments

Optional cash payments received by the Trustee from a Participant not less than five business days prior to a dividend payment date will be applied by the Trustee to the purchase of Common Shares in the same manner as described under “Method of Purchase” above. Cash dividends paid on Common Shares purchased with optional cash payments will automatically be reinvested in additional Common Shares in the same manner as described under “Method of Purchase” above.

The option to make cash payments is available to a Participant each quarter is not subject to a minimum but may not exceed Cdn$5,000 per quarter. To make an initial optional cash payment, a Participant must (i) complete an Optional Cash Purchase Form, (ii) enclose a personal cheque made payable to AST Trust Company. (iii) complete and sign an AST Trust Company Participant Declaration Form and deliver these three items to the Trustee. (See “Federal Anti-Terrorism and Anti-Money Laundering Legislation” below.) If a Participant has not previously delivered a completed Enrolment Form to the Trustee, the Participant must do so together with items (i)-(iii) above. To make subsequent optional cash payments, a Participant must deliver subsequent payments to the Trustee by personal cheque, certified cheque, bank draft or other means acceptable to the Trustee. The same amount of money need not be sent each quarter and there is no obligation to make an optional cash payment each quarter.

Optional cash payments received by the Trustee less than five business days preceding a dividend payment date will be held by the Trustee until the next dividend payment date. No interest will be paid by the Corporation or by the Trustee on any funds received prior to a dividend payment date. Any interest earned on such funds will be applied by the Corporation to offset the costs of the Plan.

Costs

There are no brokerage commissions payable by a Participant with respect to Common Shares purchased under the Plan. Common Shares purchased on behalf of a Participant are either purchased directly from the treasury of the Corporation, in which case there are no brokerage commissions, or purchased on a stock exchange, in which case all brokerage commissions are paid by the Corporation. A Participant will be responsible for the brokerage commission on a disposition of whole Common Shares effected by the Trustee if the Corporation terminates a Participant from that Plan as described under “Termination of Participation”. All administrative costs of the Plan are paid by the Corporation.

Federal Anti-Terrorism and Anti-Money Laundering Legislation

Federal anti-terrorism and anti-money laundering legislation requires that certain personal information be provided by Participants wishing to make optional cash payments. If an optional cash payment is being made, Participants will initially be required to complete a declaration on AST Trust Company’s Participant Declaration Form, provide a personal cheque and submit these items to the Trustee with a completed Optional Cash Purchase Form. A Participant’s initial Optional Cash Purchase Form and optional cash payment will not be processed without a duly completed and signed AST Trust Company Participant Declaration Form and a personal cheque.

Statements of Account

The Trustee will establish and maintain an account for each Participant in the Plan. A statement of account will be mailed by the Trustee to each Participant within a reasonable period, usually approximately two weeks, after each dividend payment date. This statement will set out the amount of the cash dividend paid on the Participant’s Common Shares, the amount of any applicable withholding tax, the amount of any optional cash payment made by the Participant, the number of Common Shares purchased through the Plan with respect to such dividend and optional cash payment, the purchase price per Common Share and the updated total number of Common Shares being held by the Trustee for the Participant in his or her account. These statements of account are a Participant’s continuing record of the cost of purchases and should be kept for tax purposes. In addition, each Participant will receive the appropriate information annually for reporting dividends for tax purposes.

Share Certificates

Generally, Common Shares purchased through the Plan will be held in the name of the Trustee for a Participant and reported on the Participant’s statement of account. This service protects against loss, theft or destruction of share certificates. However, a Participant who requires a share certificate but who does not wish to terminate participation in the Plan may obtain a certificate for any number of whole Common Shares held in his or her account by written request to the Trustee. A certificate will not be issued for a fraction of a share.

A Plan account will be established and maintained in the same name in which certificates were registered with the Corporation at the time the Participant enrolls in the Plan. Consequently, certificates for whole Common Shares withdrawn from the account maintained for a Participant by the Trustee will be registered in exactly the same manner when issued.

Shares being held by the Trustee for a Participant in his or her account may not be pledged, sold or otherwise disposed of by a Participant. A Participant who wishes to do so must request that a certificate for the required number of Common Shares be issued before such action may be taken. Certificates will generally be issued to a Participant within three weeks of receipt by the Trustee of a Participant’s written request and at no cost. Common Shares evidenced by the newly issued certificates will continue to be eligible to participate in the Plan while owned by the Participant and while such shares are recorded in a Plan account in the Participant’s name.

Termination of Participation

Participation in the Plan may be terminated by a Participant at any time (but no more than once per year) by written notice to the Trustee signed by the registered holder or his or her agent. If such notice is not signed by the registered holder, sufficient evidence of the agent’s authority to act on behalf of the registered holder must be supplied. Generally, a termination will be processed within three weeks of receipt by the Trustee of a written request for termination or, if the request is received less than five business days before a dividend record date, such request will be processed prior to the next dividend payment date.

When a Participant terminates participation in the Plan, the Participant will receive from the Trustee a certificate for the whole Common Shares held in the Participant’s account and a cash payment for any fraction of a Common Share. The cash payment for a fraction of a Common Share will be based on the weighted average of the trading prices for the Common Shares, calculated for the latest dividend paid in the manner described under “Price” and applied to any fraction of a Common Share in a Participant’s account.

Participation in the Plan will be terminated upon receipt by the Trustee of appropriate evidence of the death of a Participant. In such case, a certificate for the whole Common Shares in the Participant’s account will be issued in the name of the deceased Participant, along with a cash payment for any fraction of a Common Share in the account based on the weighted average of the trading prices for the Common Shares, calculated for the latest dividend paid in the manner described under “Price” and applied to any fraction of a Common Share in a Participant’s account. Requests for issuance of a certificate for the whole Common Shares in the name of an estate and a cash payment for a fractional Common Share in the name of an estate must be accompanied by such appropriate documentation as may be reasonably requested by the Trustee and the Corporation.

After termination of participation in the Plan, future dividends will be paid to the shareholder in cash.

The Corporation shall have the right to terminate participation in the Plan for Participants who hold fewer than five Common Shares in his or her account and holds no other Common Shares. Upon termination by the Corporation pursuant to this provision, the Trustee will sell the whole Common Shares in the Participant’s account and pay the Participant the proceeds of such sale, net of brokerage commissions, together with cash for the fractional Common Shares held in the account based on the weighted average of the trading prices for the Common Shares, calculated for the latest dividend paid in the manner described under “Price” and applied to any fraction of a Common Share in a Participant’s account.

Disposition of Shares Held in Certificate Form

If a Participant sells or transfers all of the Common Shares he or she holds in certificate form that are enrolled in the Plan, but does not sell Common Shares that are being held for such person by the Trustee, participation in the Plan will continue for the latter shares, subject to termination as described under “Termination of Participation” and “Amendment, Suspension or Termination of the Plan”.

Rights Offerings

If the Corporation makes available to registered holders of Common Shares any rights to subscribe for additional Common Shares or other securities, certificates representing such rights will be forwarded to a Participant in the Plan in proportion to the number of whole Common Shares owned by such Participant, including Common Shares being held for the Participant by the Trustee. Such rights will not be available for any fraction of a Common Share held for a Participant.

Dividends Paid in Common Shares and Stock Splits

Any dividends paid by the Corporation in Common Shares will be credited to a Participant’s account based on whole and fractional Common Shares being held for a Participant by the Trustee. The date of acquisition of such Common Shares will be the dividend payment date on which such dividend is paid and such Common Shares will be entitled to future dividend reinvestment in the same manner as other Common Shares held in the Participant’s account.

Common Shares resulting from a stock split will also be credited to a Participant’s account based on whole and fractional Common Shares being held for a Participant by the Trustee.

Certificates for Common Shares resulting from a dividend paid in Common Shares or stock split with respect to Common Shares held in certificate form by a Participant will be mailed directly to the Participant.

Share Voting

Whole Common Shares held in a Participant’s account by the Trustee are voted in the same manner as Common Shares held by a shareholder in certificate form, either by proxy or by the Participant in person. A fractional share does not carry the right to vote.

Responsibilities of the Corporation and the Trustee

Neither the Corporation nor the Trustee will be liable for any act undertaken or omitted in good faith, and neither the Corporation nor the Trustee shall have any duties, responsibilities or liabilities except as are expressly set forth in the Plan or as are required by law. In particular, the Corporation and the Trustee must comply with all applicable laws now or hereafter in force which may impose a duty to permit any properly authorized party to have access to and examine and make copies of any records relating to the Plan.

Neither the Corporation nor the Trustee can assure a profit or protect against financial loss in respect of Common Shares purchased under the Plan.

Amendment, Suspension or Termination of the Plan

The Corporation reserves the right to amend, suspend or terminate the Plan at any time, provided that such action may not have any retroactive effect which is prejudicial to the interests of a Participant. Participants will be sent written notice of any material amendment to or of any suspension or termination of the Plan.

If the Plan is terminated by the Corporation, Participants will receive a certificate for whole Common Shares being held in the Participant’s account and a cash payment for any fraction of a Common Share based on the weighted average of the trading prices for the Common Shares, calculated for the latest dividend paid in the manner described under “Price” and applied to any fraction of a Common Share in a Participant’s account.

Material amendments to the Plan will require the prior approval of the TSX and, to the extent applicable, any other stock exchange on which the Common Shares may from time to time be listed and posted for trading, which approvals will be obtained before the amendments are implemented.

Notices

All notices required to be given to a Participant in the Plan will be mailed to the Participant at its most recent address shown on the records of the Corporation.

All communications to the Trustee and requests for forms or information regarding the Plan should be directed to:

AST Trust Company
P.O. Box 4229
Station A
Toronto, Ontario M5W 0G1

Telephone: 1-416-682-3860 or toll free 1-800-387-0825

General

The Corporation reserves the right to interpret and regulate the Plan as it deems necessary or desirable and any such interpretation or regulation will be final.

Any reference herein to a dividend record date or a dividend payment date means such date with respect to a dividend payable on the Common Shares.

Unless the context otherwise requires, words importing the singular number only shall include the plural and vice versa, words importing the masculine gender shall include feminine and neuter genders and vice versa, and words importing persons shall include individuals, partnerships, associations, trusts, unincorporated organizations and corporations.

MATERIAL INCOME TAX CONSIDERATIONS

The following summary of material Canadian and United States federal income tax consequences is of a general nature only, is not exhaustive of all possible tax considerations and is not intended to be legal or tax advice to any particular holder of Common Shares. Shareholders are advised to consult a tax advisor as to the consequences of participation in the Plan.

Certain Canadian Federal Income Tax Considerations

The following is a summary of the principal Canadian federal income tax considerations generally applicable to a Participant who, at all relevant times, for the purposes of the Income Tax Act (Canada) (the “Tax Act”) and the Income Tax Regulations (the “Regulations”), deals at arm’s length with and is not affiliated with the Corporation, holds the Common Shares acquired under the Plan as capital property, and has cash dividends paid on the Common Shares reinvested under the Plan or purchases the Common Shares through optional cash payments.

This summary does not apply to a Participant: (i) that is a “financial institution” (as defined in the Tax Act) for purposes of the mark-to-market and specified debt obligation rules in the Tax Act; (ii) an interest in which is a “tax shelter investment” (as defined in the Tax Act); (iii) that is a “specified financial institution” (as defined in the Tax Act); (iv) that is exempt from taxation under Part I of the Tax Act; (v) who makes or has made a functional currency reporting election pursuant to section 261 of the Tax Act; (vi) who enters into a “derivative forward agreement” or “synthetic disposition arrangement” (each as defined in the Tax Act) with respect to their Common Shares; (vii) who receives dividends on the Common Shares where there is, in respect of such shares, a “dividend rental arrangement” (as defined in the Tax Act); or (viii) that is a corporation resident in Canada, for the purposes of the Tax Act, or a corporation that does not deal at arm’s length, for the purposes of the Tax Act, with a corporation resident in Canada, and that is or becomes as part of a transaction or event or series of transactions or events that includes the acquisition of Common Shares controlled by a non-resident corporation, for the purposes of the “foreign affiliate dumping” rules in section 212.3 of the Tax Act.  Any such Participant should consult their own tax advisors.

This summary is based upon the current provisions of the Tax Act and the Regulations in effect as of February 14, 2018, and all specific proposals to amend the Tax Act and the Regulations publicly announced by the Minister of Finance (Canada) prior to February 14, 2018 (the “Proposed Amendments”), and the current published administrative policies and assessing practices of the Canada Revenue Agency. This summary assumes that all Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. Except with respect to the Proposed Amendments, this summary does not take into account or anticipate any changes in law or administrative practice which occur after February 14, 2018. This summary is not exhaustive of all possible Canadian federal income tax considerations, and does not take into account Canadian provincial or territorial income tax laws, or foreign tax considerations, which may differ materially from those discussed herein.

This summary is of a general nature only and is not, and is not intended to be, legal or tax advice to any particular Participant under the Plan. This summary is not exhaustive of all Canadian federal income tax considerations.  Accordingly, prospective Participants should consult their own tax advisors having regard to their own particular circumstances.

Canadian Participants

This portion of the summary is generally applicable to a Participant who, at all relevant times, for the purposes of the Tax Act, is, or is deemed to be resident in Canada (a “Canadian Participant”).  Certain Canadian Participants whose Common Shares might not otherwise as capital property may, in certain circumstances, make an irrevocable election in accordance with subsection 39(4) of the Tax Act to have their Common Shares and every “Canadian security” (as defined in the Tax Act) owned by such Canadian Participant in the taxation year of the election and in all subsequent taxation years deemed to be capital property.  Such Canadian Participants should consult their own tax advisors for advice with respect to whether an election under subsection 39(4) of the Tax Act is available or advisable in their particular circumstances.

All cash dividends reinvested on behalf of a Canadian Participant will be subject to the tax treatment normally accorded to taxable dividends (including eligible dividends) received by the Canadian Participant directly from the Corporation. For example, in the case of a Canadian Participant who is an individual (including certain trusts), dividends will be subject to the normal gross-up and dividend tax credit rules or, in the case of a Canadian Participant that is a “private corporation” or “subject corporation” (as such terms are defined in the Tax Act), a refundable tax will apply to the amount of the dividend. Other taxes could apply depending on the circumstances of the Canadian Participant. The fact that dividends are reinvested pursuant to the Plan does not affect the taxability of dividends to the Canadian Participant nor the status of any dividend as an “eligible dividend” under the Tax Act.

A Canadian Participant will not realize any taxable income on receipt of a certificate for whole Common Shares in his or her account, whether upon request for such certificate from the Canadian Participant’s account, upon termination of participation of that Canadian Participant or upon termination of the Plan by the Corporation.  However, a Canadian Participant who holds Common Shares as capital property may realize a capital gain or loss on the sale or exchange of whole and fractional Common Shares acquired through the Plan. For purposes of determining the amount of any capital gain or capital loss which may result from the disposition of Common Shares, the adjusted cost base of Common Shares owned by a Canadian Participant is the average cost of all such Common Shares owned and acquired by such Canadian Participant, whether acquired through reinvesting dividends or otherwise acquired outside the Plan. The cost of a Common Share credited to a Canadian Participant’s account pursuant to the Plan will equal the price of such Common Share, calculated in the manner described under “Price”.

Capital gains realized and dividends received or deemed to be received by individuals (including certain trusts) may give rise to minimum tax under the Tax Act.

Non-Canadian Participants

This portion of the summary is generally applicable to a Participant who, at all relevant times, for purposes of the Tax Act, is not, and is not deemed to be, resident in Canada, and who does not carry on business in Canada (a “Non-Canadian Participant”). Special rules, which are not discussed in this summary, may apply to a Participant who is not resident in Canada and who is an insurer that carries on an insurance business in Canada and elsewhere.

Dividends which a Non-Canadian Participant designates for reinvestment under the Plan will be subject to Canadian withholding tax at the rate of 25%, subject to any reduction in the rate of withholding to which the Non-Canadian Participant is entitled under any applicable income tax convention between Canada and the country in which the Non-Canadian Participant is resident. For example, where a Non-Canadian Participant is a U.S. resident entitled to benefits under the Canada-U.S. Income Tax Convention (1980), as amended (the “Treaty”) and is the beneficial owner of the dividends, the applicable rate of Canadian withholding tax is generally reduced to 15%. The amount of dividends to be invested under the Plan will be reduced by the amount of tax withheld.

Gains on the disposition of Common Shares by a Non-Canadian Participant are generally not subject to Canadian income tax unless such shares are or are deemed to be “taxable Canadian property” (as defined in the Tax Act) and the Non-Canadian Participant is not entitled to relief under any applicable income tax convention between Canada and the country in which the Non-Canadian Participant is resident. Provided that the Common Shares are then listed on a “designated stock exchange” (as defined in the Tax Act), which currently includes the NYSE and the TSX, the Common Shares generally will not constitute “taxable Canadian property” of a Non-Canadian Participant unless, at any time during the 60-month period immediately preceding the disposition of the Common Shares: (i)(a) the Non-Canadian Participant, (b) persons with whom the Non-Canadian Participant did not deal at arm’s length, (c) partnerships in which the Non-Canadian Participant or persons described in (b) holds a membership interest directly or indirectly through one or more partnerships, or (d) the Non-Resident Participant together with such persons or partnerships, owned 25% or more of the issued shares of any class of the capital stock of the Corporation, and (ii) more than 50% of the fair market value of the Common Shares was derived directly or indirectly from one or any combination of: (a) real or immovable property situated in Canada; (b) “Canadian resource properties” (as defined in the Tax Act); (c) “timber resource properties” (as defined in the Tax Act); and (d) options in respect of, or interests in or for civil law rights in, property described in (a) to (c) whether or not the property exists. Notwithstanding the foregoing, in certain circumstances as set out in the Tax Act, a Common Share could be deemed to be taxable Canadian property.

Certain United States Federal Income Tax Considerations

The following discussion of certain United States federal income tax consequences of participation in the Plan by a citizen or a resident of the United States, including a corporation incorporated under the laws of the States thereof or the District of Columbia (a “U.S. Participant”) is based on the applicable provisions of United States laws and regulations as currently in effect, as well as on the Treaty. These laws are subject to change, possibly on a retroactive basis. The information is for general guidance only and does not address the consequences applicable to certain specialized classes of taxpayers such as securities dealers, traders in securities that elect to use a mark-to-market method of accounting for securities holdings, persons liable for the alternative minimum tax, tax-exempt institutions, life insurance companies, persons that actually or constructively own 10% or more of the combined voting power of the Corporation’s voting stock or of the total value of the Corporation’s stock, persons that hold Common Shares as part of a straddle or a hedging or conversion transaction, persons that purchase or sell Common Shares as part of a wash sale for tax purposes or U.S. Participants whose functional currency is not the U.S. dollar. In addition, a U.S. Participant may incur United States state and local income tax in addition to Federal income tax.

An “Eligible U.S. Participant” is a U.S. Participant that:

•                  is a resident of the United States for the purposes of the Treaty;

•                  does not maintain a permanent establishment or fixed base in Canada to which shares are attributable and through which the U.S. Participant carries on or has carried on business (or, in the case of an individual, performs or has performed independent personal services); and

•                  is otherwise eligible for benefits under the Treaty with respect to income from participating in the Plan.

U.S. Participants should consult with their own tax advisors regarding the United States federal, state and local and the Canadian and other tax consequences of participating in the Plan in their particular circumstances. In particular, U.S. Participants should confirm their status as an Eligible U.S. Participant with their advisors and should discuss any possible consequences of failing to qualify as an Eligible U.S. Participant.

This discussion addresses only United States federal income taxation.

For U.S. federal income tax purposes, a U.S. Participant must include in income dividends that are reinvested and paid in the form of Common Shares. The amount to be included in income due to dividends reinvested in the Plan is the United States dollar equivalent of the sum of the fair market value on the payment date of the Common Shares purchased with reinvested dividends and the amount of Canadian tax withheld. This amount will include any discount, along with the Canadian tax withheld or paid, if any, on account of any discount that might be offered through the Plan. If the Corporation elects to purchase shares for a U.S. Participant’s account on the open market, the portion of any brokerage commissions paid by the Corporation that is attributable to the purchase of the U.S. Participant’s shares will be treated as a taxable dividend to the U.S. Participant. Any such dividend amount will, however, increase the tax basis of the U.S. Participant’s shares.

If you are a non-corporate U.S. Participant, dividends that are reinvested and paid in the form of Common Shares through the Plan that constitute qualified dividend income will be taxable to you at the preferential rates applicable to long-term capital gains provided that you held the shares on which dividends were paid for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date and meet other holding period requirements. Dividends paid and reinvested through the Plan on behalf of a non-corporate U.S. Participant generally will be qualified dividend income.

Subject to limitations, a U.S. Participant may generally elect either to credit the amount of any Canadian tax withheld on dividends against his or her United States federal income tax liability or to deduct the amount of such taxes from his or her gross income.

A U.S. Participant’s Federal income tax basis for each Common Share or fraction thereof acquired through reinvestment of dividends or making of optional cash payments pursuant to the Plan will be the fair market value of such Common Share or fraction thereof on the date it is purchased. The holding period for each Common Share or fraction thereof will begin on the day following the purchase date.

A U.S. Participant will recognize a taxable gain or loss when Common Shares, including fractional Common Shares, are sold or exchanged, whether pursuant to a termination of the Plan or of the U.S. Participant’s participation in the Plan or otherwise. The amount of this gain or loss will be the difference between the amount a U.S. Participant receives for the Common Shares and the U.S. Participant’s adjusted tax basis therefor. The gain or loss will be a capital gain or loss if the Common Shares are held as capital assets and will be a long-term capital gain or loss if the holding period for such Common Shares exceeds one year.

CERTAIN BENEFIT PLAN INVESTOR CONSIDERATIONS

Each Participant in the Plan that is a “Benefit Plan Investor” will be deemed to make the representations in the following paragraph.  For this purpose, a “Benefit Plan Investor” is (i) any “employee benefit plan” subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) individual retirement accounts (“IRAs” and each, an “IRA”) and other arrangements subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), and (iii) an entity whose underlying assets include “plan assets” within the meaning of ERISA by reason of the investments by such plans or accounts or arrangements therein.

Each Participant in the Plan that is a “Benefit Plan Investor” and that acquires the Common Shares in connection with the Plan will be deemed to represent by its acquisition of the Common Shares in connection with the Plan that a fiduciary (the “Fiduciary”) independent of the Corporation or any of its affiliates (the “Transaction Parties”) acting on the Benefit Plan Investor’s behalf is responsible for the Benefit Plan Investor’s decision to acquire the Common Shares in connection with the Plan and that such Fiduciary:

(i)                                     is either a U.S. bank, a U.S. insurance carrier, a U.S. registered investment adviser, a U.S. registered broker-dealer or an independent fiduciary with at least $50 million of assets under management or control, in each case under the requirements specified in the U.S. Code of Federal Regulations, 29 C.F.R. Section 2510.3-21(c)(1)(i), as amended from time to time,

(ii)                                  in the case of a Benefit Plan Investor that is an IRA, is not the IRA owner, beneficiary of the IRA or relative of the IRA owner or beneficiary,

(iii)                               is capable of evaluating investment risks independently, both in general and with regard to the prospective investment in the Common Shares,

(iv)                              is a fiduciary under ERISA or the Code, or both, with respect to the decision to acquire the Common Shares,

(v)                                 has exercised independent judgment in evaluating whether to invest the assets of the Benefit Plan Investor in the Common Shares,

(vi)                              understands and has been fairly informed of the existence and the nature of the financial interests of the Transaction Parties in connection with the Benefit Plan Investor’s acquisition of the Common Shares,

(vii)                           understands that the Transaction Parties are not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity to the Benefit Plan Investor, in connection with the Benefit Plan Investor’s acquisition of the Common Shares, and

(viii)                        confirms that no fee or other compensation will be paid directly to any of the Transaction Parties by the Benefit Plan Investor, or any fiduciary, participant or beneficiary of the Benefit Plan Investor, for the provision of investment advice (as opposed to other services) in connection with the Benefit Plan Investor’s acquisition of the Common Shares.

PLAN OF DISTRIBUTION

We will not engage any person to participate in or facilitate the distribution of shares under the Plan, and we will not pay any selling commissions, dealer manager fees or any other remuneration in connection with the sale of shares pursuant to the Plan.

ENFORCEMENT OF CIVIL LIABILITIES

The Corporation is a Canadian corporation. While the Corporation has appointed Enbridge (U.S.) Inc. as its agent to receive service of process with respect to any action brought against it in any federal or state court in the United States arising from any offering conducted under this prospectus, it may not be possible for investors to enforce outside the United States judgments against the Corporation obtained in the United States in any such actions, including actions predicated upon the civil liability provisions of the United States federal and state securities laws. In addition, certain of the directors and officers of the Corporation are residents of Canada or other jurisdictions outside of the United States, and all or a substantial portion of the assets of those directors and officers are or may be located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon those persons, or to enforce against them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of United States federal and state securities laws.

VALIDITY OF SECURITIES

The validity of the Common Shares has been passed upon for us by McCarthy Tétrault LLP.

EXPERTS

The consolidated financial statements and the related financial statement schedules incorporated by reference in this prospectus from the Annual Report and the effectiveness of the Corporation’s internal control over financial reporting have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.         Other Expenses of Issuance and Distribution

The following is a statement of the expenses (all of which are estimated) to be incurred in connection with a distribution of securities registered under this registration statement.

Amount to be paid
SEC registration fee	$198,862.47
Printing expenses	1,500
Legal fees and expenses	75,000
Accountants’ fees and expenses	40,000
Miscellaneous	10,000
Total	$325,362.47

All of the above except the SEC registration fee are estimated.

Item 15.  Indemnification of Directors and Officers.

Section 34 of By-law No. 1 of Enbridge Inc. (“Enbridge” or the “Corporation”) provides, with regard to indemnity and insurance under the Canada Business Corporations Act (the “CBCA” or the “Act”), in part as follows:

“Indemnity of directors, officers and others.  Subject to the limitations contained in the Act but without limit to the right of the Corporation to indemnify as provided for in the Act, the Corporation shall indemnify a director or officer, a former director or officer, or another individual who acts or acted at the Corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Corporation or other entity, if the individual:

(a)           acted honestly and in good faith with a view to the best interests of the Corporation or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the Corporation’s request; and

(b)           in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that the individual’s conduct was lawful.”

The CBCA provides that a corporation may indemnify a director or officer, a former director or officer, or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity (collectively an “Indemnified Person”) against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the Indemnified Person in respect of any civil, criminal, administrative, investigative or other proceeding (other than an action by or on behalf of Enbridge to procure a judgment in its favor) in which the Indemnified Person is involved because of that association with Enbridge or other entity, if the Indemnified Person satisfies the conditions set forth above in paragraphs (a) and (b).  In respect of an action by or on behalf of Enbridge or other entity to procure a judgment in its favor, Enbridge, with the approval of a court, may indemnify an Indemnified Person against all costs, charges and expenses reasonably incurred by an Indemnified Person in connection with such action, if the Indemnified Person satisfies the conditions set forth above in paragraphs (a) and (b).  Notwithstanding the foregoing, an Indemnified Person is entitled to indemnification from Enbridge in respect of all costs, charges and expenses reasonably incurred by such Indemnified Person in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which such Indemnified Person is made a party by reason of such Indemnified Person’s association with Enbridge or such other entity, if such Indemnified Person satisfies the conditions set forth above in paragraphs (a) and (b) and was not judged by the court or other competent authority to have committed any fault or omitted to do anything that such Indemnified Person ought to have done.

As authorized by Section 35 of By-law No. 1, Enbridge has an insurance policy which indemnifies directors and officers against certain liabilities incurred by them in their capacities as such, including among other things, certain liabilities under the U.S. Securities Act.

Underwriting agreements in respect of offerings of securities under this registration statement may contain provisions by which the underwriters agree to indemnify the Registrant, each of the directors and officers of the Registrant and each person who controls the Registrant within the meaning of the U.S. Securities Act with respect to information furnished by the underwriters for use in the registration statement.

Insofar as indemnification for liabilities arising under the U.S. Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16. Exhibits and Financial Statement Schedules

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
5.1*	Opinion of McCarthy Tétrault LLP, Canadian counsel for the Registrant, as to the validity of the securities.

23.1*	Consent of PricewaterhouseCoopers LLP.

23.2*	Consent of McCarthy Tétrault LLP (included in Exhibit 5.1 above).

24.1*	Power of Attorney for Enbridge Inc. (included on the signature page hereto).

99.1*	Dividend Reinvestment and Share Purchase Plan

*      Filed herewith.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)            Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)           Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)           That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of an undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)            Any preliminary prospectus or prospectus of an undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)           Any free writing prospectus relating to the offering prepared by or on behalf of an undersigned registrant or used or referred to by an undersigned registrant;

(iii)          The portion of any other free writing prospectus relating to the offering containing material information about an undersigned registrant or its securities provided by or on behalf of an undersigned registrant; and

(iv)          Any other communication that is an offer in the offering made by an undersigned registrant to the purchaser.

(6)           That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, that registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, Canada, on this 23rd day of February, 2018.

ENBRIDGE INC.

/s/ Wanda Opheim
Wanda Opheim
Senior Vice President, Treasury
February 23, 2018

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Robert R. Rooney and Tyler W. Robinson, jointly and severally, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to do any and all things and execute any and all instruments that such attorney may deem necessary or advisable under the Securities Act, and any rules, regulations and requirements of the U.S. Securities and Exchange Commission (the “Commission”) in connection with the registration under the Securities Act of the securities of the Registrant, including specifically, but without limiting the generality of the foregoing, the power and authority to sign his or her name in his or her respective capacity as a member of the Board of Directors or officer of the Registrant, this Registration Statement and/or such other form or forms as may be appropriate to be filed with the Commission as any of them deem appropriate in respect of the securities of the Registrant, to any and all amendments, including post-effective amendments, to this Registration Statement, and to any and all instruments and documents filed as part of or in connection with this Registration Statement and any and all amendments thereto, including post-effective amendments.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on February 23, 2018.

/s/ Al Monaco
Al Monaco
President, Chief Executive Officer and Director

/s/ John K. Whelen
John K. Whelen
Executive Vice President & Chief Financial Officer

/s/ Allen C. Capps
Allen C. Capps
Vice President & Chief Accounting Officer

/s/ Gregory L. Ebel
Gregory L. Ebel
Chair of the Board of Directors

/s/ Michael McShane
Michael McShane
Director

/s/ Pamela L. Carter
Pamela L. Carter
Director

/s/ Clarence P. Cazalot Jr.
Clarence P. Cazalot Jr.
Director

/s/ Michael E. J. Phelps
Michael E. J. Phelps
Director

/s/ Marcel R. Coutu
Marcel R. Coutu
Director

/s/ Rebecca B. Roberts
Rebecca B. Roberts
Director

/s/ J. Herb England
J. Herb England
Director

/s/ Dan C. Tutcher
Dan C. Tutcher
Director

/s/ Charles W. Fischer
Charles W. Fischer
Director

/s/ Catherine L. Williams
Catherine L. Williams
Director

/s/ V. Maureen Kempston Darkes
V. Maureen Kempston Darkes
Director

AUTHORIZED REPRESENTATIVE

Pursuant to the United States Securities Act of 1933, as amended, the Authorized Representative has signed this Registration Statement solely in its capacity as the duly authorized representative of Enbridge Inc. in the United States, in the City of Houston, State of Texas on February 23, 2018.

/s/ Valorie Wanner
Valorie Wanner
Corporate Secretary
Authorized Representative in the United States
Enbridge (US) Inc.